Exhibit 10.2

Notice Of Bonus Award

Under The

Southwest Royalties Reward Plan

This Notice of Bonus Award evidences that                        (“Participant”) has been selected to participate in the Southwest Royalties Reward Plan (the “Plan”), effective as of October 25, 2006.

The Plan was established by Clayton Williams Energy, Inc. (the “Company”) for the purpose of rewarding eligible employees and service providers for continued quality service to the Company and its affiliates by providing them the opportunity to receive bonus payments that are based on certain profits derived from a portion of the Company’s working interest in the RS Windham C3 well in Upton County Texas (Amacker Tippet Field).

Participant hereby acknowledges and agrees as follows:

1.             Bonus Percentage.  The Bonus Percentage applicable to Participant’s Bonus Award is         %.

2.             Full Vesting Date.  The Full Vesting Date for Participant’s Bonus Award is October 25, 2011.  Article V of the Plan describes how payments are made prior to the Full Vesting Date, and Article VI of the Plan describes how payments are made after the Full Vesting Date.  In addition, the Plan sets forth special payment provisions in the event of a Sale Transaction (as defined in the Plan).  A Sale Transaction generally includes a sale of the Well Interest to a third party, as well as a Change of Control (as defined in the Plan).

3.             Permitted Transfer at Death.  Article VIII of the Plan describes how the Bonus Award may be transferred to a Permitted Assignee (as defined in the Plan) upon Participant’s death.

4.             Terms of the Plan Govern.  Participant acknowledges receipt of a copy of the Plan and agrees that this Bonus Award shall be subject to all of the terms and provisions set forth in the Plan, as may be amended from time to time, including, without limitation, the provisions relating to the forfeiture of the Bonus Award.

Acknowledged and Agreed:

Signature of Participant	Date